Exhibit 11.1

TORM's Business Principles

TORM's way of doing business is based on the PHILOSOPHY, PRINCIPLES, POLICIES AND PEOPLE, i.e. the four Ps in the model below.
People are at the core of TORM's business and they demonstrate the values of the philosophy, principles and policies through their everyday decisions and behavior.

The BUSINESS PRINCIPLES reflect the values of the philosophy and form the guidelines for the way we conduct our business. The principles ensure that we are in compliance with legislation and live up to our commitment to responsible business practice. This document outlines TORM's business principles from 2012.
TORM LEADERSHIP PHILOSOPHY outlines the values that drive our Performance, Relations and Personal Leadership. The philosophy is meant to inform and inspire leadership in TORM.
The Policies cannot be deviated from and must be followed by all managers and employees in TORM. They ensure good behavior, trust and transparency.

These are the principles by which we conduct our business, to ensure that we are in compliance with legislation, live up to our commitment to responsible business practice and thereby remain a trustworthy and attractive business partner.
MAINTAINING A GOOD WORK PLACE

•	We are committed to providing a safe and secure work environment
•	We maintain an open work culture in which people can raise concerns and ask for advice
•	We encourage and support professional development for our employees
•	We expect honest use of time, funds and property from our employees
REDUCING ENVIRONMENTAL IMPACT

•	We protect the environment by exercising constant care in our operations
•	We are committed to continually improving our environmental performance
RESPECTING PEOPLE

•	We enforce a work environment free of harassment and discrimination
•	We offer equal opportunities for our employees
•	We respect employees' right to privacy
•	We respect the right to associate freely, to join — or not join — unions and to bargain collectively
DOING BUSINESS RESPONSIBLY

•	We make sure all employees have knowledge and understanding of relevant laws and regulations
•	We do not accept corrupt business practices
•	We are committed to promoting responsible business practices in our supply chain
•	We want to be an asset to the communities where we are located
ENSURING TRANSPARENCY

•	We pursue an open-minded dialogue with our stakeholders
•	We report to our stakeholders in a transparent way
•	We pay special attention to the antitrust laws in all countries we operate in
•	We expect employees to protect the confidentiality of TORM information
•	We expect employees to stay free of conflict of interest in relation to TORM

Introduction

Every day, employees around the world make large and small decisions that affect TORM's performance and reputation. To assist you in making the right decisions, we wish to share TORM's business principles with you, which set the standards for how we do business and specify the encouraged and accepted behavior in our company.
TORM's business principles help us stay in compliance with legal and regulatory requirements and maintain responsible business practices as part of our commitment to the UN Global Compact (www. unglobalcompact.org). The principles are underlined by TORM's Leadership Philosophy.
We believe that responsible business practice makes good business sense and is a prerequisite for long-term value creation in our industry.
The principles at work

The principles apply to the TORM Group of companies ranging from the Board of Directors, to the Senior Management Team and all TORM employees — a shorebased and at sea — and across all geographies.
Your direct manager is responsible for ensuring that you know and understand the principles. You are responsible for adhering to the principles.
Dilemmas and questions where the principles cannot give clear or sufficient answers will undoubtedly arise. In those cases, you must seek advice and guidance from your direct manager or the designated CSR contact (csr@dtorm.com).
On the following pages, we explore the principles in more detail and outline what each principle implies for you as an employee or manager in TORM.

In case of violation of the principles

REPORTING VIOLATION
If you experience a violation of the principles, it must be brought to the attention of your direct manager.
Violations related to vessels, including safety of seafarers and cargo, can be reported to the Designated Person. For more information, please see document no. PWCN-5GBCH7 in TORM's Quality Management System (QMS), visit http://intranet/Organisation/DesignatedPerson, or see poster about Designated Person on vessels.
If no action is taken, you may report the issue to the designated CSR contact (csr@torm.com) or the Senior Management Team.
Instances may occur where you feel that a concern cannot be raised with any of these, or where you find that a concern raised has not been satisfactorily addressed. In such cases, you can use the whistleblower function, which is solicited by the Board of Directors to receive and process concerns and claims relating to TORM. For more information, please visit www.torm.com
Any information will be treated confidentially. TORM's policy of no-blame applies to reporting violations of the principles.
CONSEQUENCE OF VIOLATION
In case of violation of the principles, TORM may, subject to local law and regulations, impose sanctions such as disciplinary actions, censorship or termination of employment.

Maintaining a good workplace

We are committed to providing a safe and secure work environment, and we comply with all relevant health and safety rules and regulations. We are continuously raising safety levels on board our vessels by encouraging a safety culture ashore and at sea.
OUR EMPLOYEES:
•	Observe all procedures and instructions in our safety management system
•	Use the provided personal protection equipment on board the vessels
•	Report all deviations from procedures and instructions
•	Be cooperative when vessels and offices are audited
•	Participate in determining the cause of incidents and in the efforts to avoid reoccurrences
•	Take action if witnessing something that is not in order, even if it is not formally your responsibility
OUR OFFICERS AND MANAGERS:
•	Lead by example in safety related issues and participate in establishing safety campaigns
•	Identify on a continuous basis any needs for extra training to ensure a high safety level on board our vessels and in the offices
•	Ensure that lessons learned from incidents are communicated to the crew on board the vessels
We maintain a work environment in which people can raise concerns and ask for advice. We believe that different viewpoints and experiences will help us develop the innovative solutions we need to be competitive in the global market.
OUR EMPLOYEES:
•	Do not hesitate to voice suggestions or critical viewpoints
•	Do not fear reprisals when reporting non-compliances with regulations or procedures
OUR OFFICERS AND MANAGERS:
•	Be open to input given by your team, also in cases of critical viewpoints

We encourage and support professional development for our employees.
OUR EMPLOYEES:
•	Contribute to knowledge sharing, exchange of ideas and to continually upgrade your professional skills
•	Stay updated on commercial and technological developments, which are relevant to your job and profession
OUR OFFICERS AND MANAGERS:
•	Ensure that all your employees have professional development plans and are in a position to prioritize this
We expect honest use of time, funds and property from our employees.
OUR EMPLOYEES:
•	Give priority to TORM's business needs in the allocation and use of time at work
•
Exercise care when using Company property and ensure its proper maintenance, security, handling and operation. Misuse of Company property may include removal of property from Company premises, copying of copyrighted/licensed materials, inappropriate use of the property or misappropriation of Company funds

•	Will be held financially and/or criminally responsible for any losses due to fraud or mistreatment of property

Q&A

Q:	Will I be penalized if I stop work when I have concerns about safety issues, which are not addressed?
A:
TORM is committed to providing a safe workplace for everyone and that includes stopping work if we ever have concerns about health and safety. We will not tolerate retaliation against anyone who in good faith stops work for safety issues. If you are unable to discuss this with your direct manager for any reason, contact the SQE Management or the Designated Person.

Q:	Some of my co-workers do not tidy up properly after their work. It is not my job to clear up after them, but on the other hand, it may pose a safety risk. How should I react?
A:
Doing things the right way means not looking the other way if you think someone is doing something wrong. You are obligated to take action if you see something wrong, even if it is not formally your responsibility. Discuss the issue with your direct manager or contact the SQE Management.

Q:	What is meant by an open culture?
A:
An open culture is one in which all employees feel free to share opinions and perceptions in a professional manner in order to resolve issues. It is one in which management listens to these concerns and does not retaliate against those who raise them. However, this does not give permission to disclose confidential supplier, customer, or competition-sensitive information.

Q:	My manager demands that we meet targets that I believe can only be met by breaking safety procedures. What should I do?
A:
Safety procedures should never be compromised and putting safety procedures second to operations is unacceptable. You should first consider discussing the situation with your direct manager. If you are uncomfortable doing this or if you are unsuccessful in gaining his attention, you should contact the SQE Management or the Designated Person.

Q:	May officers on board TORM vessels drink alcohol?
A:
As the procedure in our safety management system prescribes, no one may be under the influence of alcohol to such an extent that the Blood Alcohol Content (BAC) exceeds 0.4 0/00 (40 mg / 100 ml) while on duty. Alcoholic beverages may not be consumed within the last four hours before going on duty and while on duty.

Q:            Is it okay to use my computer to write a personal letter or to surf the Internet during my lunch break?
A:
Generally, limited use of company resources for personal use is permitted as long as there is no incremental cost to TORM. Examples of personal use include using a company computer to write a personal letter or to surf the Internet during a lunch break or using a company copier to make copies of a small homework assignment. You must use good judgment. For example, recreational Internet surfing is much like browsing through a magazine. If in doubt, consult with your manager before using company resources for personal use.

REDUCING ENVIRONMENTAL IMPACT

We protect the environment by exercising constant care in our operations, and we operate our vessels in accordance with all applicable laws and regulations.
OUR EMPLOYEES:
•	Exercise caution and concern for the environment in all your daily activities
•	Observe all procedures and instructions in our safety management system
•	Report all deviations from procedures and instructions
•	Promote environmental awareness among your colleagues
We are committed to continually improving our environmental performance beyond compliance with legislation.
OUR EMPLOYEES:
•	Identify opportunities to improve environmental performance, e.g. minimizing waste, optimizing resource consumption and operating the vessels most efficiently
OUR OFFICERS AND MANAGERS:
•	Evaluate suggestions and take action when deemed relevant

Q&A

Q:	Why should we improve our environmental performance beyond compliance with legislation?
A:
Our certification according to ISO 14001 is a commitment to continuous improvement of our environmental performance where legislation is the baseline. Additionally, due to our commitment to the UN Global Compact, we are expected to contribute to promoting environmental responsibility and development and diffusion of environmentally friendly technologies. Of course, it should always be assessed how environmental initiatives will affect our competitiveness. However, we believe that high environmental standards will be key competitive parameters in the future.

Q:	My manager asked me to follow a procedure that I believe is environmentally incorrect. What should I do?
A:
Never guess about environmental procedures. If you are uncertain of the procedure, check with your manager to be sure you have understood the request. If you still feel the request violates environmental regulations, report the concern to the Environmental Department, SQE Management or the Designated Person.

RESPECTING EMPLOYEES

We respect the values and cultures of our employees and business partners. We do not accept discrimination with respect to gender, ethnicity, religion, sexual orientation, handicap or age. We work towards a diverse workplace in which everyone is included and respected and we regard well-being at work as a shared responsibility.
OUR EMPLOYEES:
•	Contribute actively to maintaining a good working atmosphere by showing your colleagues respect
•	Do not take part in harassment
•	Intervene and/or report discrimination
We are committed to providing equal employment and career opportunities for qualified applicants and employees.
OUR EMPLOYEES:
•	Pursue any professional opportunity TORM offers according to your qualifications
OUR OFFICERS AND MANAGERS:
•	Ensure that every employee is treated equally and evaluated according to qualifications, and spot and encourage talented employees
•	Do not emphasize a person's gender, age, nationality, ethnicity, religion, sexual orientation, disability, etc. in recruitment, salary adjustment, career development, training and dismissal
We respect employees' right to privacy and protect the privacy of employees' personal information. We must ensure that appropriate systems are in place to safeguard the access to this type of information.
OUR OFFICERS AND MANAGERS:
•	Use only the minimum necessary health tests, as specified under the law or desired by employees, and be cautious with medical testing of applicants
•	Be cautious to ask about an applicant's personal circumstances, such as political beliefs, sexual orientation, religion, family circumstances, etc.
•	Be cautious when registering an employees' personal information and be aware that all employees are entitled to see the accounts of personal information held about them
We respect the right to associate freely, to join — or not join — unions, and to bargain collectively and we encourage a constructive dialogue about working conditions.
OUR OFFICERS AND MANAGERS:
•	Ensure that employees and management have a formalized dialogue concerning working conditions

Q&A

Q:	A co-worker has spoken to me in a way I believe is inappropriate, and it has made me uncomfortable. What should I do?
A:
You can politely but firmly confront the individual. State how you feel about his or her actions and ask the person to stop the behavior immediately. Or you can report the behavior to your direct manager, HR or the designated CSR contact.

Q:
My manager often tells rude and sometimes racist jokes. I do not believe they are directed at me, but I still feel uncomfortable. I am also worried about how some of my colleagues will feel? What should I do?

A:	Your manager's behavior is unacceptable. You should ask him or her to stop this behavior. If you are not comfortable doing this, contact HR or the designated CSR contact.
Q:
We are recruiting for a job that involves extensive travel. One of the candidates is a single parent, and despite having excellent experience and qualifications, I do not believe she or he will cope with the travel. I suppose I should just interview her as a courtesy?

A:
By making such an assumption, you are violating our principles, and in some locations possibly breaking the law. In this case, you must give the candidate the opportunity to demonstrate that she or he can cope with the required travel. The decision, that this candidate is unsuitable for the job must be based on merit, which has been evaluated fairly during the recruitment process, and not because she/he is a single parent.

Q:	Can I ask a job candidate if he or she is married and has children?
A:	No, you may not ask personal questions, e.g. questions about marital status and children, religious affiliation, medical information or age.
Q:	If I encourage a woman to apply for a position, because I think we need more female managers, would I not be discriminating against male applicants?
A:
It is not discriminating to attempt to equalize the balance between the genders by giving special attention to female talent. Because there are so few women in the shipping industry, we want to ensure that those who have the skills and potential are discovered and get an opportunity to exploit it. It is simply a matter of maximizing the talent pool.

DOING BUSINESS RESPONSIBLY

We make sure our employees know relevant international and national laws, regulations and recommendations from international shipping authorities and organizations.
OUR EMPLOYEES:
•	Adhere to laws, standards and restrictions imposed by relevant authorities
•	Be responsible for understanding laws and regulations that apply to our business and your job and for preventing, detecting and reporting instances of non-compliance
OUR OFFICERS AND MANAGERS:
•	Ensure necessary resources are available for your employees to know and understand relevant legal and regulatory frameworks
•	Have a continuous dialogue with relevant authorities and organizations to stay abreast of upcoming legislation and recommended standards and be able to act proactively
We will not accept corrupt business practices and we want to avoid the use of facilitation payments (defined as a payment of minor value for a service which we are already entitled to and should not have to pay for).
OUR EMPLOYEES:
•	Never give or receive a bribe. No employee will be penalized or be subject to other adverse consequences, for refusing to pay bribes even if it may result in TORM losing business
•
Do not accept social invitations from business partners, which appear to be aimed at gaining an improper advantage and/or involve excessive cost. When you entertain business partners or colleagues, the cost and nature of the entertainment must be planned and carried out in a way, which reasonably furthers the business of TORM. If in doubt, consult your superior

•
Are permitted to give or accept gifts of moderate value. Gifts, which are beyond symbolic tokens or above the value of $100, must be reported to your superior. Gifts include physical objects, services, favors or other items of value

•
Actively resist claims for facilitation payment, except in incidents where personal safety is at risk. Any amount paid must be kept to a minimum and must always be reported according to the procedure for reporting and monitoring facilitation payments in TORM. Read the procedure in TORM's Quality Management System (QMS)

We are committed to promoting responsible business practices in our supply chain. We seek to have a positive impact within our sphere of influence. When possible, we will give preference to suppliers who share our commitment to lawful and ethical behavior.
OUR EMPLOYEES WITH SUPPLIER CONTACT:
•	Familiarize yourselves with TORM's commitment to responsible business practices in the supply chain (available at http://intranet/divisions/Group-Procurement)
•	Do not necessarily break immediately with a supplier who does not fulfill our expectations, but rather encourage the supplier to work systematically to improve performance within a set time period
•	Report to your manager or to the designated CSR contact (csrCdtorm.com) if you experience or suspect non-compliances with our requirements.
We want to be an asset to the communities where we are located. We will work with communities to support educational institutions and other worthy causes.
OUR OFFICERS AND MANAGERS:
•
Encourage your employees to partake in local social responsibility activities. Be aware that being socially responsible has different meanings in different locations and initiatives may take various forms across regions

Q&A

Q:	How do we prioritize CSR performance when we evaluate our suppliers? Is CSR as important as price and quality?
A:
We prefer suppliers who share our commitment to lawful and ethical behaviour. We are currently developing our supplier dialogue on CSR. The first step we have made is to make CSR assessment a part of our tender process to ensure that the evaluation of potential suppliers is a joint assessment of quality, price and CSR performance.

Q:	How do we react if a supplier conducts business in a way that conflicts with our business principles? Will we terminate the cooperation?
A:
The challenge is to strike a balance between the commercial imperative of continuing doing business and the ethical demands. There might be economic, political or cultural reasons for differences in ways of conducting business, but if the supplier is committed to improving the critical issues, TORM should instead consider how we may assist the supplier. Terminating the business partnership might not serve the overall aim of ensuring the core human rights and labour rights and reducing environmental impacts.

Q:
We use a contractor to do some work for TORM. I know some people who work for this contractor, and they told me they may not be doing this work in a way that is consistent with regulatory requirements. Does this matter and should I report this?

A:
Yes, it matters. What the contractor is doing might even make TORM liable. But even if there would be no liability, we still care. You should report this to your direct manager or the designated CSR contact.

Q:	How do I react if I am asked to give a minor payment to an inspector on board a vessel?
A:
It is TORM policy to resist facilitation payment, except in incidents where personal safety, environmental safety, vessel or cargo safety is at risk. If you cannot avoid making a payment, it must be reported according to TORM's procedure. See procedure and policy on facilitation payments in the Quality Management System (QMS).

Q:	A port official has told me it will take weeks to deliver materials to a vessel unless a payment is made to help him expedite our shipment. Should I comply with his request?
A:
First ask to get a receipt. If that is not possible, this payment likely violates the principles. This is a legal determination, and you must review the arrangement with the Legal Department before agreeing to make any payments to government officials.

Q:	I am finalizing an important contract with a supplier who has just sent me an expensive gift? Should I keep it?
A:
No. Even if the supplier is not intending to deliberately influence your decision, the timing of the gift indicates poor judgement on their behalf. You should return the gift and explain that we only accept gifts that are modest and could not reasonably be regarded as attempting to create a business obligation.

Q:
I was told that I could hire a consultant to take care of getting all the permits we need from a foreign government. He requested a $40,000 retainer and said that he would use the money to help move the process along. Since we do not really know where the money is going, do we have to worry about it?

A:
Yes, you do have to worry about it. You must know where that money is going and for what purpose it is being used to ensure that the money is not used as a bribe. Seek the advice of your direct manager or the Legal Department immediately.

Q:	The agent that my predecessor hired to negotiate on our behalf with local government officials is doing a great job, but his fees seem to be higher than I would have expected. What should I do?
A:
Any issues must be completely resolved as you must never continue to use a third party if you are aware of, or suspect, improper behavior. You should review the agent's contract and confirm that our Supplier Code of Conduct has been provided to them, that they understand what it means and they acknowledge this understanding. At all times, the third party must comply with all relevant laws, including ensuring that no portion of their fees are being offered directly or indirectly to the benefit of the government.

ENSURING TRANSPARENCY AND FAIRNESS

We will pursue an open-minded dialogue with our stakeholders about their expectations and our performance. However, TORM is a listed company and therefore it is of the utmost importance to avoid spreading of misunderstandings and misinformation.
OUR EMPLOYEES:
•	Actively engage in a constructive dialogue with stakeholders at meetings, events, etc. to learn about their expectations and needs
•	Have a continuous dialogue with customers to stay ahead of their needs and demands for new solutions
•
Refer to the Communications Department if you are approached by a journalist. Only Executive Management may approach the press or respond to queries from the press without prior consultation with the Communications Department or Investor Relations. Read our Press Policy on the intranet

We are accountable to our stakeholders and report on our financial, social and environmental performance in an accurate and transparent way.
OUR EMPLOYEES:
•	Keep TORM's books, records and accounts in a way, which accurately, fairly, and in detail reflects transactions and dispositions of assets
•	Do not intentionally make any false or misleading entry in books or records
•	Are prohibited to destroy or conceal a record with the intention to impair its integrity
We want to compete in a free market and follow the antitrust laws in all countries we operate in. Information about competitors must always be collected in an ethical manner.
OUR EMPLOYEES:
•
Do not enter into cooperation with competitors that can result in anything resembling illegal agreements in terms of pricing, market sharing, misuse of dominant position or other conditions where free competition is prevented or reduced. This applies whether the contact is written or oral

•	Only collect information about our competitors from legitimate sources
•	Do not accept or use confidential material, which rightfully belongs to others

We expect employees to protect the confidentiality of TORM information.
OUR EMPLOYEES:
•
Maintain absolute confidentiality with regard to all confidential information obtained during and after employment with TORM. Absolute confidentiality applies to commercial and operational matters relating to TORM, business partners and private individuals

•	Do not disclose information to unauthorized persons inside or outside TORM unless authorized to do so
•	Refrain from discussing or disclosing any confidential information about TORM unless authorized to do so
We expect employees to stay free from actual or potential conflicts of interest in relation to TORM. Conflict of interest is when an employee directly or indirectly has a personal interest that may affect the assessments and decisions they make on behalf of TORM.
OUR EMPLOYEES:
•	Avoid any situation or action which may involve conflict of interest with TORM
•
Discuss matters with your immediate superior if you are aware of a conflict of interest — or if you are unsure whether a conflict exists. Immediate superiors are direct managers, HR, the Senior Management Team or the Chairman of the Board of Directors, as appropriate

•	Never use or attempt to use your position with TORM to obtain improper personal benefits — or benefits for your family or friends
•	Do not engage in activities for a competitor, customer or supplier, if such activities may conflict with obligations to TORM

Q&A

Q:	What should I do if an employee of a competitor approaches me to discuss prices or market conditions?
A:
Such discussions should be avoided. You should inform the competitor's employee that you will not engage in any such discussions and promptly contact an attorney in the Legal Department who will assist you in taking any other steps that might be advisable to protect you and TORM.

Q:	I used to work for a competitor to TORM. Can I brief my team on the competitor's proposal strategies?
A:
No. You have a commitment to protect confidential information of your former employer, and that commitment does not cease when you leave that company. TORM does not want information that it does not have a right to have. You need to disclose your prior relationship to your direct manager and to abide by all obligations of confidentiality owed to your former employer.

Q:	I have been assigned to develop a specification for something that TORM may decide to purchase from an outside source. Can I accept help from potential suppliers in generating that specification?
A:
Perhaps, but you must be careful. In cases where such an arrangement is appropriate, you must avoid receiving any proprietary information or materials. You must also avoid creation of any expectation on the part of a supplier that TORM will select that supplier or even allow that supplier to bid for the TORM requirement.

Q:
While waiting to attend a proposal meeting, I overheard a conversation that a procurement officer had with one of our competitors. The competitor told the procurement officer about his product's specifications and costs. Can I still attend the meeting? Can I write a similar proposal and send it to the officer with a lower bid?

A:
No. You cannot take advantage of the information in any way. You should politely excuse yourself from the meeting and contact the Legal Department immediately and avoid any disclosure of the information to individuals connected with the program or proposal. As an individual, you will probably have to withdraw from the bid team, but you have done your best to protect the ability of TORM to go forward.

Q:	I just received some confidential information about a competitor. I did not ask for it, but this kind of information could be very useful to me. What should I do?
A:
Before you read or photocopy this information, contact the Legal Department to discuss how the information was acquired. That will determine whether or not you may use it. If you are allowed to use it, follow the Legal Department's instruction for documenting the source of the information.

Q:	I was asked by my manager to obtain information about competitive pricing from marketplace sources. Can I use my network of contacts to get such information?
A:
Sources you may use include any information, which is publicly available (websites, trade publications, etc.), information obtained from customers and aggregated non-attributable price information from a trade association. Under no circumstances should direct or indirect contact be made with competitors to obtain or verify their pricing or other information.

Q:	A customer's employee has asked me to help develop the request for proposal that his employer is planning to issue for competitive bids. May I help him do this?
A:
You may provide facts concerning TORM products and services and offer potential solutions to the customer's business needs as long as they are identified as originating from TORM. However, you may not prepare any part of a competitive request for proposal without first consulting the Legal Department.

Q&A

Q:	How do I know whether an activity in which I am engaged outside of work creates an actual or potential conflict of interest?
A:
It is not possible to anticipate all circumstances that might signal potential conflicts of interest. A conflict situation can arise when you take actions or have interests that may make it difficult to perform your TORM work objectively and effectively. Conflicts of interest also arise when you or a member of your family receives improper personal benefits as a result of your position in TORM.

Q:	My spouse is a manager in a competing company. Is this a problem?
A:	These circumstances must be brought to the attention of your direct manager. It is important that all actual or potential conflicts be disclosed so that any issues can be anticipated and avoided.
Q:
It is the last week in the quarterly reporting period. My boss wants to make sure we meet our numbers for the quarter, so he asked me to record an unconfirmed sale now that will not be finalized until next week. Should I do what he says?

A:	No. Costs and revenues must be recorded in the correct time period. The sale is not yet complete. It would be a misrepresentation and could amount to fraud to include it in an earlier period.
Q:
My team's year-end results are ahead of budget. A piece of new non-material equipment is due to be purchased and delivered in early January of the New Year. My manager has asked that the invoice for the equipment be accrued out of this year's budget. Is this OK?

A:	The status of the budget is irrelevant. Where goods or services have not been received or supplied, the liability must not be recognized.

Q:	A colleague who works for another company asked me to provide the names of some of my business contacts. My colleague's company does not compete with TORM. Is it okay to give her this information?
A:
Our customer information is not only confidential, but also is considered personal data. It should not be shared with anyone except as required or with the permission of the business contact. If you believe your customer could use the services of your friend's company, you might mention it to your customer and let him or her make the contact, if interested.

Q:	I occasionally work at home on my own computer. I take paper and electronic files containing customer information home with me and return the updated electronic files back to the office. Is this okay?
A:	No. If you must work at home you should be assigned a TORM-issued laptop or logon to TORM's drive e.g. through Citrix. You must not store customer information on your personal computer drive.
Q:	I lost my TORM-issued laptop. What should I do?
A:
Promptly report any lost or stolen equipment containing TORM, employee or customer information (such as smart phones, laptops, pagers and data storage devices), or printed materials, any misdirected e-mails or any other inappropriate disclosure of TORM, employee or customer information, to the Legal Department.

TORM's way of doing
business is based on the
PHILOSOPHY, PRINCIPLES,
POLICIES and PEOPLE

TORM
LEADERSHIP
PHILOSOPHY
PERFORMANCE
RELATIONS
PERSONAL LEADERSHIP
TORM LEADERSHIP PHILOSOPHY
PEOPLE
Safety & Quality
Management System
POLICIES
BUSINESS
PRINCIPLES